     As filed with the Securities and Exchange Commission on March 13, 1998.
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   IMPATH INC.
             (Exact name of registrant as specified in its charter)

             Delaware                               13-3459685
  (State or other jurisdiction                   (I.R.S. Employer
 of incorporation or organization)            Identification Number)

                              521 West 57th Street
                            New York, New York 10019
                                 (212) 698-0300
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Anu D. Saad, Ph.D.
                                  President and
                             Chief Executive Officer
                                   IMPATH Inc.
                              521 West 57th Street
                            New York, New York 10019
                                 (212) 698-0300

                                    Copy to:

                              John J. Butler, Esq.
                                 Haythe & Curley
                                 237 Park Avenue
                            New York, New York 10017
                                 (212) 880-6000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| Not applicable.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| Not applicable.

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                    Proposed
                                                                    maximum
Title of each class of                          Amount to be     offering price      aggregate offering         Amount of
securities to be registered                      registered      per share(1)            price(1)           registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.005 par value)...........          20,000
                                                   shares            $34.1875                 $683,750               $201.71
====================================================================================================================================

(1) Computed in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices for the registrant's shares of Common Stock ($.005 par value) as reported on the Nasdaq National Market on March 6, 1998.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
================================================================================


                 Subject to Completion, dated March 13, 1998

Prospectus

                                  20,000 Shares

                                   IMPATH INC.

                                  Common Stock
                                ($.005 par value)







The 20,000 shares of Common Stock, $.005 par value (the "Common Stock"), of IMPATH Inc. ("IMPATH" or the "Company") offered hereby may be sold from time to time by certain security holders of the Company (the "Selling Stockholders"). See "Selling Stockholders." All of such shares are issuable upon the conversion of currently exercisable warrants held by the Selling Stockholders.



The Company will not receive any proceeds from the sale of the shares offered hereby by the Selling Stockholders, except that it will receive $348,750 upon the exercise of the warrants. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents.



The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares offered hereby, but it is anticipated that the shares may be sold from time to time in transactions (which may include block transactions) on the Nasdaq National Market at the market prices then prevailing. Sales of the shares offered hereby may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which the sales of the shares offered hereby may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."



The Common Stock is quoted on the Nasdaq National Market under the symbol
"IMPH."

SEE "RISK FACTORS" ON PAGES 4 TO 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








March   , 1998.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the shares of Common Stock offered hereby (as amended and supplemented, the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits filed therewith. All of these documents may be inspected without charge at the Public Reference Section of the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains the Registration Statement and the exhibits thereto. The statements contained in this Prospectus concerning any contract or document are not necessarily complete; where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit.

                                   ----------

     The Company furnishes its stockholders with annual reports containing financial statements audited by independent accountants for each fiscal year and quarterly reports for the first three fiscal quarters of each year containing unaudited summary financial information.


                                   ----------

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company. The Common Stock of the Company is traded on the Nasdaq National Market and, in accordance therewith, the Company files reports, proxy statements and other information with The Nasdaq Stock Market, Inc.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, all of which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus.

     In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any of the above documents. Such requests should be addressed to the Director of Investor Relations, IMPATH Inc., 521 West 57th Street, New York, New York 10019 (Telephone: 212-698-0300).


                                   THE COMPANY

     The Company is a Delaware corporation with executive offices at 521 West 57th Street, New York, New York 10019, and its telephone number at that address is 212-698-0300.

                                  RISK FACTORS

     Prospective investors in the shares of Common Stock offered hereby should consider carefully the following risk factors, in addition to the other information contained, or incorporated by reference, in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors", as well as those discussed elsewhere or incorporated by reference in this Prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


RISKS ASSOCIATED WITH MANAGING GROWTH

     The Company has experienced significant growth as total revenues have increased at an average annual growth rate of approximately 50% between 1993 and 1997. The Company's continued growth of case volume, addition of new technologies and expansion into the outpatient market have placed and may continue to place significant demands on the Company's technical services, support operations, sales and administrative personnel and other resources. To manage this growth effectively, the Company will be required to continue to improve its operational, financial and management information systems, procedures and controls, and to hire and train new executive, scientific and other personnel without adversely affecting the quality of the Company's services. There can be no assurance that the Company will be able to continue to manage its growth successfully, and any failure to do so could have a material adverse effect on the Company's business and financial performance. There also can be no assurance that the Company will be able to maintain its historical rate of growth.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

         The Company's objective is to become the leading provider of a broad range of cancer management information services, including diagnostic and prognostic analyses. To date, the Company's business has consisted primarily of providing patient-specific diagnostic and prognostic information based upon the testing of tissue specimens and the customized analysis of test results. The Company intends to pursue strategic acquisitions if such acquisitions further aspects of the Company's strategic objective outlined above. To the extent that the Company's strategy is dependent upon acquisitions, there can be no assurance that suitable acquisition candidates will be identified by the Company in the future, that, if required, suitable financing for any such acquisitions can be obtained by the Company, or that any such acquisitions will occur. If the Company successfully completes a strategic acquisition or acquisitions, the financial performance of the Company will be subject to various risks associated with the acquisition of businesses. In addition, if the businesses acquired operate outside of the United States, such operations would be subject to the risks normally associated with foreign operations, including, but not limited to, currency fluctuations and the modification or introduction of governmental policies with potentially adverse effects. There can be no assurance that such acquisitions will not have an adverse effect on the business operations or profitability of the Company.

DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL

         The Company is dependent upon the efforts of its executive officers, key employees and medical professionals. The loss of the services of one or more members of its senior management or one or more medical professionals could impede the achievement of the Company's development objectives. In addition, the Company's growth strategy will require additional skill and expertise, the addition of new management personnel and the development of additional expertise by existing management personnel. The loss of, or failure to recruit, scientific, technical and managerial personnel could have a material adverse effect on the Company.

REIMBURSEMENT

         The Company typically bills third-party payors, such as private insurance plans, managed care plans and governmental programs (i.e., Medicare), as well as hospitals, for its services. Although these third-party payors currently generate higher reimbursement rates per case, they are increasingly negotiating prices with the goal of lowering unit reimbursement rates. The Company expects these pricing pressures to cause reduced pricing on average for tests in future periods.

         In 1995, 1996 and 1997, approximately 24%, 25% and 25%, respectively, of the Company's net revenues for diagnostic and prognostic services were derived from analyses performed for beneficiaries under the Medicare program. The Company accepts Medicare reimbursement as payment in full for its services, subject to applicable co-payments and deductibles. Medicare may retroactively audit and review its payments to the Company, and may determine that certain payments for services must be returned. Significant disapprovals of payment for any of the Company's services by various carriers, including Medicare, private insurance and managed care, reductions or delays in the establishment of reimbursement rates, and carrier limitations on the coverage of the Company's services could have a material adverse effect on the Company's future revenues. The services furnished by the Company are characterized for the purposes of the Medicare program as physician pathology services.

         Any future changes in government and other third-party payor reimbursement which may come about as a result of enactment of health care reform or of deficit-reduction legislation will also be likely to continue the downward pressure on prices, and make the market for cancer analytical services more competitive. Because of the uncertainties about the nature, content and timing of any reform initiative, the Company is currently unable to predict the ultimate impact thereof on the Company.

GOVERNMENT REGULATION

         As a provider of health-care-related services, the Company is subject to extensive and frequently changing federal, state and local regulations governing licensure, billing, financial relationships, referrals, conduct of operations, purchases of existing businesses, cost-containment, direct employment of licensed professionals by business corporations and other aspects of the Company's business relationships. Federal and state certification and licensure programs establish standards for the day-to-day operation of facilities such as the Company's. Compliance with such standards is verified by periodic inspections and requires participation in proficiency testing programs. No assurances can be given that the Company's facilities will pass all future inspections conducted to ensure compliance with federal or any other applicable licensure or certification laws.

         Existing federal laws governing federal health care programs, including Medicare, as well as some state laws, regulate certain aspects of the relationship between health care providers, including the Company, and their referral sources, including physicians, hospitals and other facilities. The Social Security Act, and the anti-kickback and self-referral rules thereunder, prohibit providers and others from soliciting, offering, receiving or paying, directly or indirectly, any remuneration in return for either making a referral for a service or item which is covered under any federal health care program (including Medicare), or ordering any such covered service or item and prohibit physicians, subject to certain exceptions, from making such referrals to certain entities in which they have an investment interest or with which they have a compensation arrangement. Violation of these prohibitions is punishable by disallowance of submitted claims, civil monetary and criminal penalties and exclusion from the Medicare and other federally financed programs.

         The laws of many states prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as the Company, from practicing medicine (including pathology) and from employing physicians to practice medicine (including pathology). The Company believes its current and planned activities do not constitute fee-splitting or violate any prohibition against the corporate practice of medicine. However, there can be no assurance that future interpretations of such laws will not require structural or organizational modifications of the Company's existing business.

COMPETITION

         The Company provides services in a segment of the health care industry that is highly fragmented and extremely competitive. The Company's actual or potential competitors include large university or teaching hospitals; large clinical laboratories that have substantially greater financial, marketing, logistical and laboratory resources than the Company; special purpose laboratories that have limited test offerings and a highly focused product and marketing strategy; and the Company's customers or potential customers who may choose to perform services similar to those performed by the Company. It is anticipated that competition will continue to increase due to such factors as the perceived potential for commercial applications of biotechnology and the continued availability of investment capital and government funding for cancer-related research. There can be no assurance that competition in existing or new markets will not have a material adverse effect on the Company's operating results. Changes in the regulatory environment in which the Company operates could also affect the basis for competition and could thereby have a material adverse effect on the Company's operating results.

ACCESS TO NEW TECHNOLOGIES; LACK OF PROPRIETARY TECHNOLOGY

         To date, the Company has not engaged in the development or patenting of its own technologies for use in the analytical services it provides, and access to new technologies developed by third parties has been an important element in the Company's current business as well as the Company's long-term strategy. If the Company's access to critical technologies were substantially diminished, the Company's business could be adversely affected.

         In addition, the Company currently relies on certain technologies which are not patentable or proprietary and are therefore available to the Company's competitors. Furthermore, the Company relies on certain proprietary trade secrets and know-how, which are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, principally through the use of confidentiality agreements with its employees, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors. If the Company's trade secrets become known or are independently developed or discovered by competitors, it could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH DEVELOPMENT OF DATABASE

         The confidentiality of patient medical records is subject to substantial regulation by the state and federal governments. State and federal laws and regulations govern both the disclosure and the use of confidential patient medical record information. Legislation governing the dissemination and use of medical record information is continually being proposed at both the state and federal levels. For example, the Health Insurance Portability and Accountability Act of 1996 requires the U.S. Secretary of Health and Human Services to recommend legislation or to promulgate regulations governing privacy standards for individually identifiable health information. Additional legislation may require that holders or users of confidential patient medical information implement measures to maintain the security of such information and may regulate the dissemination of even anonymous patient information. Physicians and other persons providing patient information to the Company are also required to comply with these laws and regulations. If a patient's privacy is violated, or if the Company is found to have violated any state or federal statute or regulation with regard to the confidentiality, dissemination or use of patient medical information, the Company could be liable for damages, or for fines or penalties. The Company believes that it is in material compliance with all applicable state and federal laws and regulations governing the confidentiality, dissemination and use of medical record information. However, there can be no assurance that differing interpretations of existing laws and regulations or the adoption of new laws and regulations would not have a material adverse effect on the ability of the Company to obtain or use patient information which, in turn, could have a material adverse effect on the Company's plans to develop and market its cancer information database. The Company intends to continue to monitor and review the interpretation and enactment of laws and regulations which impact the Company's plans to develop and market its cancer information database. In addition, the American Medical Association (the "AMA") has issued a Current Opinion to the effect that a physician who does not obtain a patient's consent to the disclosure of the patient's medical record information violates the AMA's ethical standards. While the AMA's Current Opinions are not law, they may influence the willingness of physicians to obtain patient consents or to disclose patient medical information to the Company and thus could have a material adverse effect on the Company's plans to develop and market its cancer information database.

RISKS ASSOCIATED WITH ESTABLISHING JOINT VENTURES

         The Company plans to pursue strategic partnerships and joint ventures with oncology networks, hospital groups, managed care companies and biopharmaceutical and large pharmaceutical companies, primarily for the purposes of expanding IMPATH's diagnostic and prognostic database, participating in the development of new cancer therapies and demonstrating to the medical community the importance of the services provided by IMPATH. There can be no assurance that the Company will be able to negotiate acceptable partnership or joint venture arrangements or that such arrangements will be successful or that potential partners will not pursue alternative means of developing treatments for cancer. No assurance can be given that the Company's joint venture partners will be able to obtain regulatory approval for any new treatments, that any such new treatments if so approved will be commercialized successfully or that the Company will realize any revenues in connection with such arrangements. Although the Company believes that other parties to joint ventures generally have an economic motivation to perform their contractual responsibilities, their devotion of resources to such activities will not be within the control of the Company. Depending on the Company's obligations in such joint ventures, the termination or cancellation of such arrangements could also adversely affect the Company's financial condition and results of operations. In addition, if such joint ventures operate outside of the United States or if the Company enters into a joint venture with a foreign partner, the joint venture's operations could be subject to the risks associated with foreign operations, including, but not limited to, currency fluctuations and the modification or introduction of governmental policies with potentially adverse effects.

RISK OF LIABILITY; ADEQUACY OF INSURANCE COVERAGE

         The marketing and sale of health care services could expose the Company to the risk of certain types of litigation, including medical malpractice. Damages assessed in connection with, and the costs of defending, any legal action could be substantial. Although the Company is presently covered by general liability insurance in the amount of $6.0 million per occurrence and $7.0 million in the aggregate and has obtained professional liability insurance in the amount of $6.0 million per occurrence and $8.0 million in the aggregate for the Company's Medical Directors and other physicians, there can be no assurance that insurance coverage will provide sufficient funds to satisfy any judgments which, in the future, may be entered against the Company or that liability insurance in such amounts will be available or affordable in the future. In addition, there can be no assurance that all of the activities encompassed within the Company's business are covered under the Company's policies. The Company's liability insurance covers claims relating to the handling and disposal of medical specimens and infectious and hazardous waste, except in the event of malfeasance or fraud by the Company. Furthermore, there can be no assurance that the Company will have other resources sufficient to satisfy any liability or litigation expenses that may result from any uninsured or underinsured claims. Moreover, although the Company maintains personal property and business interruption insurance and has taken what it believes to be adequate safeguards, the catastrophic loss of the Company's tissue library could have a material adverse effect on the continued development of its database in a manner which would not be fully compensated by insurance.

ANTI-TAKEOVER MEASURES

         The Company's certificate of incorporation authorizes the Company to issue preferred stock, the terms of which may be fixed by the Board of Directors. No shares of preferred stock are currently outstanding. Such provisions could have the effect of delaying, deferring or preventing a change of control of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

         There has been a history of significant volatility in the market prices for shares of companies engaged in the health care and biotechnology fields, and it may be expected that the market price of the shares of Common Stock offered hereby may be highly volatile. Factors such as fluctuations in the Company's quarterly revenues and operating results, announcements of technological innovations or new analytical services by the Company or its competitors, and changes in third-party reimbursement and governmental regulation may have a significant effect on the market price of the Common Stock.

DIVIDENDS

         The Company does not currently pay dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. It is anticipated that the terms of any future debt financings may restrict the payment of dividends.

                             SELLING SECURITYHOLDERS

                  THE FOLLOWING TABLE SETS FORTH CERTAIN INFORMATION AS OF JANUARY 31, 1998 (AND AS ADJUSTED TO REFLECT THE SALE OF ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY BY THE SELLING STOCKHOLDERS) WITH RESPECT TO THE BENEFICIAL OWNERSHIP OF THE COMMON STOCK BY THE SELLING STOCKHOLDERS. ALL OF SUCH SHARES OF COMMON STOCK ARE OWNED WITH SOLE VOTING AND INVESTMENT POWER.





                                                    Beneficial Ownership                                  Beneficial Ownership
                                                    Prior to Offering(1)                                   After Offering(1)(2)
                                           -------------------------------------     Number of       --------------------------
                                                                 Percentage of       Shares of                        Percentage of
                           Title of          Number of          Shares of Class     Common Stock      Number of      Shares of Class

     Name                   Class             Shares             Outstanding(1)      to be Sold         Shares        Outstanding(1)

-----------------       ------------       --------------     ------------------    ------------     -----------     --------------

Michael Abels and       Common Stock         20,000(3)                 *                20,000               0                    *
Jackeline Abels


------------------

*         Less than one percent.

(1) Includes any shares that the named person is entitled to receive within 60 days through the exercise of any option, warrant, conversion right or similar arrangement.

(2)       Assumes the sale of all shares of Common Stock offered hereby.

(3) Consists of 20,000 shares which the named persons are is entitled jointly to receive through the exercise of currently exercisable warrants.

                              PLAN OF DISTRIBUTION

         The shares offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time through the Nasdaq National Market or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but are not limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell shares in accordance with Rule 144 under the Securities Act.

         The Selling Stockholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares offered hereby.

         The Company is bearing all of the costs relating to the registration of the shares, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares, all of which will be borne by the Selling Stockholders. The Company will not receive any of the proceeds from the Offering, except that it will receive $348,750 upon the exercise of the warrants.

         Pursuant to the registration rights granted to the Selling Stockholders, the Company has agreed to indemnify the Selling Stockholders and any person who controls a Selling Stockholder against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  LEGAL MATTERS

                  The validity of the securities being offered hereby is being passed upon for the Company by Haythe & Curley, 237 Park Avenue, New York, New York 10017.


                                     EXPERTS

                  The consolidated financial statements of IMPATH Inc. as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses in connection with the distribution of the securities being registered hereunder.

                     S.E.C. registration fee*...............             $   202
                     Accounting fees and expenses...........               2,000
                     Legal fees and expenses................               2,500
                     Miscellaneous expenses.................               1,298
                                                                         -------


                                      Total.................             $ 6,000
                                                                         =======


----------------

*  Actual fee


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Five, Section 7 of the Certificate of Incorporation (the "Certificate") provides that, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "Delaware Law"), or any comparable successor law, as the same may be amended and supplemented from time to time, the Company (i) may indemnify all persons whom it shall have power to indemnify under the Delaware Law from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he is or is threatened to be made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company or because he was serving the Company or any other legal entity in any capacity at the request of the Company while a director, officer, employee or agent of the Company and (iii) shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Certificate further provides that the indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company has entered into indemnification agreements with all directors and executive officers of the Company. These agreements provide that the directors and executive officers will be indemnified to the fullest possible extent permitted by Delaware law against all expenses (including attorneys' fees), judgments, fines, penalties, taxes and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of the Company or any of its subsidiaries or affiliates, on account of their service as directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries or affiliates, and their service at the request of the Company or any of its subsidiaries or affiliates as directors, officers, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

         The Company maintains liability insurance for its officers and directors, insuring them against certain losses arising from claims or charges made against them while acting in their capacities as officers or directors of the Company.

         Article Five, Section 6 of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware Law is amended to eliminate further or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended. Any repeal or modification of such provision of the Certificate by the stockholders of the Company shall be prospective only and shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

         While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

ITEM 16. EXHIBITS.

         The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Certificate of Incorporation or By-laws or the laws of the State of Delaware, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby appoints each of Anu D. Saad, Ph.D. and John P. Gandolfo as attorney-in-fact with full power of substitution, severally, to execute in the name and on behalf of the registrant and each such person, individually, and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) as the attorney-in-fact acting in the premises deems appropriate and to file the same with the Securities and Exchange Commission.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of March, 1998.

                           IMPATH INC.


                           By                  /s/ Anu D. Saad
                             ---------------------------------------------
                                              Anu D. Saad, Ph.D.
                                    President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                       Title                        Date
        ---------                       -----                        ----

     /s/ Anu D. Saad          President, Chief Executive         March 11, 1998
 ----------------------       Officer and Director
   Anu D. Saad, Ph.D.


 /s/ John P. Gandolfo         Executive Vice President,          March 11, 1998
-----------------------       Chief Operating Officer,
    John P. Gandolfo          Chief Financial Officer and
                              Principal Accounting Officer



   /s/ John L. Cassis         Chairman of the Board and          March 11, 1998
   -------------------
     John L. Cassis           Director


/s/ Richard J. Cote, M.D.     Director                           March 11, 1998
------------------------
  Richard J. Cote, M.D.


   /s/ Richard Kessler        Director                           March 11, 1998
------------------------
     Richard Kessler

        Signature                         Title                      Date
        ---------                         -----                      ----



-------------------------               Director               ________ __, 1998
 Joseph A. Mollica, Ph.D.


/s/Marcel Rozencweig, M.D.              Director                  March 11, 1998
--------------------------
  Marcel Rozencweig, M.D.


--------------------------              Director               ________ __, 1998
    David B. Snow, Jr.

                               INDEX TO EXHIBITS


Exhibit                                                               Sequential
Number                                   Document Description          Page No.
                                         --------------------         ----------

4         Warrant Certificate of IMPATH Inc. dated as of
            February 14, 1997..................................
5         Opinion of Haythe & Curley...........................
23.1      Consent of KPMG Peat Marwick LLP.....................
23.2      Consent of Haythe & Curley (contained in Exhibit 5)
24        Power of Attorney (See signature page)